UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 8, 2020 (July 7, 2020)

THE ALLSTATE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11840	36-3871531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2775 Sanders Road, Northbrook, Illinois 60062

(address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (847) 402-5000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 UR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ALL	New York Stock Exchange Chicago Stock Exchange
5.100% Fixed-to-Floating Rate Subordinated Debentures due 2053	ALL.PR.B	New York Stock Exchange
Depositary Shares represent 1/1,000th of a share of 5.625% Noncumulative Preferred Stock, Series G	ALL PR G	New York Stock Exchange
Depositary Shares represent 1/1,000th of a share of 5.100% Noncumulative Preferred Stock, Series H	ALL PR H	New York Stock Exchange
Depositary Shares represent 1/1,000th of a share of 4.750% Noncumulative Preferred Stock, Series I	ALL PR I	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

Merger Agreement

On July 7, 2020, The Allstate Corporation (the “Registrant”) entered into a definitive Agreement and Plan of Merger with National General Holdings Corp. (“National General”), and Bluebird Acquisition Corp., an indirect, wholly-owned subsidiary of the Registrant (“Merger Sub”) (the “Merger Agreement”), pursuant to which the Registrant agreed to acquire National General through the merger of Merger Sub with and into National General (the “Merger”), with National General surviving the Merger as a wholly-owned indirect subsidiary of the Registrant (together with the other transactions contemplated thereby, the “Transaction”).

At the effective time of the Merger, each issued and outstanding common share, par value $0.01 per share, of National General (each, a “Common Share”) will be automatically cancelled and converted into the right to receive $32.00 in cash (the “Merger Consideration”), as well as, subject to and in connection with the closing of the Transaction, a special pre-closing dividend of up to $2.50 (up to $1.00 of which is contingent upon National General’s retained earnings per share from January 1, 2020 to the business day prior to closing) (other than (i) shares owned by the Registrant and any of its subsidiaries or National General and any of its subsidiaries or (ii) shares held by stockholders who have not voted in favor of the adoption of the Merger Agreement and who have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the Delaware General Corporation Law). Other than as set forth in the Merger Agreement, each issued and outstanding preferred share, par value $0.01 per share, of National General (each, a “Preferred Share”) will remain outstanding, in each case, on the terms and subject to the conditions set forth in the Merger Agreement.

At the effective time of the Merger, (i) each outstanding option to purchase a Common Share, regardless of whether vested or unvested, will be cancelled and converted into the right to receive the Merger Consideration, plus the amount of the special pre-closing dividend, minus the exercise price per Common Share underlying such option and (ii) each outstanding restricted stock unit (“Company RSU”) outstanding as of the date the Merger Agreement, regardless of whether vested or unvested, will be cancelled and converted into the right to receive the Merger Consideration, plus the amount of the special pre-closing dividend.  Each Company RSU that may be granted following the date the Merger Agreement will be assumed by the Registrant and converted automatically into a restricted stock unit award with respect to a number of shares of the common stock of the Registrant as set forth in the Merger Agreement.

The Transaction is expected to close in early 2021, subject to the satisfaction or waiver of customary closing conditions, including, among other things, (i) adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of all outstanding Common Shares (the “Stockholder Approval”), (ii) the receipt of certain governmental authorities approvals, including insurance regulatory approvals, without imposing a Burdensome Condition (as defined below), (iii) the expiration or termination of the applicable waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iv) the absence of any law, injunction or order restraining the Merger. Each party’s obligation to consummate the Merger is further subject to certain additional customary conditions, including the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers) and the other party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects. The Merger Agreement does not contain a financing condition. The Registrant intends to fund the Merger Consideration by deploying $2.2 billion in combined cash resources at the Registrant and National General and, subject to market conditions, issuing $1.5 billion of new senior debt.

The Merger Agreement contains representations and warranties customary for transactions of this type. National General has agreed to various customary covenants and agreements, including, among others, (i) a covenant providing for National General to use reasonable best efforts to call and hold a special meeting of stockholders and recommend the adoption of the Merger Agreement, to the extent required under the terms of the Merger Agreement, (ii) agreement to use reasonable best efforts to conduct its business in the ordinary course in substantially the same manner as previously conducted during the period between the execution of the Merger Agreement and the closing of the Merger and (iii) not to take certain actions prior to the closing of the Merger without the prior written consent of the Registrant. Subject to the limited exceptions described below, the National General Board is required to recommend that National General stockholders vote in favor of the adoption of the Merger Agreement at such meeting.

Parties are required to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the Transactions, including, among other things, obtaining all necessary actions or non-actions, waivers, consents, qualifications and approvals from the applicable governmental authorities and making all necessary registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any governmental authority, provided that the Registrant will not be obligated to, and National General will not, without the consent of the Registrant, take any action that involves (i) making any divestiture or disposition of, or licensing, any portion of their respective business or assets, (ii) accepting or entering any consent decree or hold separate order or placing any assets in trust, or (iii) accepting or entering into any operational restriction or restriction on the payment or declaration of dividends, making any capital commitment or capital guarantee or entering into any capital support or similar agreement, or taking any other action that, in each case, would, or would reasonably be expect to, have a material adverse effect on the business, results of operation or financial condition of (x) National General and its subsidiaries, taken as whole, when considered together with the business lines of the Registrant and its subsidiaries that, as of the date of the Merger Agreement, the Registrant intends to integrate with National General and its subsidiaries following the closing, or (y) the Registrant and its subsidiaries, taken as a whole, deemed for this purpose as if they were of the same scale as the entities set forth in the foregoing clause (x) (each such condition, a “Burdensome Condition”).

National General has also agreed not to, among other things, directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate alternative acquisition proposals from third parties (and immediately cease any discussion with respect to any such alternative acquisition proposals with any such third parties) or amend or waive any confidentiality or standstill obligations of third parties, in each case, subject to limited exceptions that allow National General under certain circumstances to provide information to, and/or participate in discussions with, third parties with respect to unsolicited alternative acquisition proposals. Prior to the meeting of the stockholders of National General, the National General Board has the ability to change its recommendation of the Merger and National General may terminate the Merger Agreement in order to simultaneously accept an alternative acquisition proposal, subject to paying the Registrant a termination fee of $132.5 million (the “Termination Fee”), only if (i) such alternative acquisition proposal is for acquisition of 50% or more of the business, assets, securities or voting power of National General and the National General Board determines in good faith, after consultation with its legal counsel and financial advisors, that such alternative acquisition proposal is on terms that are more favorable to National General stockholders than the Transaction (taking into account all the terms and conditions of such proposal as compared to the terms and conditions of the Transaction, including the reasonable likelihood of such alternative acquisition proposal to be completed) (a “Superior Proposal”), (ii) National General notifies the Registrant of such Superior Proposal and negotiates with the Registrant in good faith for four (4) business days following receipt of such proposal (as extended for two (2) additional business days every time there is a material change to the terms of such Superior Proposal, a “Match Period”) to enable the Registrant to amend the terms of the Transaction such that the alternative acquisition proposal no longer constitutes a Superior Proposal, and (iii) after complying with the foregoing obligations, the National General Board reaffirms that, in light of any proposed amendments and counterproposals by the Registrant, the third party alternative acquisition proposal continues to be a Superior Proposal.

The National General Board may also change its recommendation of the Merger upon the occurrence of a material development or circumstances that arises after the execution of the Merger Agreement (other than receipt of an alternative acquisition proposal, events or circumstances arising from the announcement or existence of the Merger Agreement and changes to Common Shares stock price or trading volume) that was not known or reasonably foreseeable, or the consequences or magnitude of the consequences of which were not known or reasonably foreseeable, to the National General Board at the time of execution of the Merger Agreement (an “Intervening Event”), if, after providing the Registrant with the opportunity to amend the terms and conditions of the Transaction during the Match Period such that a change of recommendation is no longer necessary, the National General Board determines in good faith, after consultation with its legal counsel and financial advisors, that failure to change its recommendation would constitute a breach of its fiduciary duties under the General Corporation Law of the State of Delaware and other applicable laws.

In addition to the above-described termination right, the Merger Agreement contains certain other termination rights, including, among others, each party’s right (subject to certain limitations) to terminate by mutual consent, in the event of a final and non-appealable law or order that prohibits the consummation of the Merger, in the event that the Transaction is not consummated by the nine month anniversary of the date of the Merger Agreement, subject to up to two, three month extensions upon the election of either party if all closing conditions (other than the receipt of a required governmental consent) have been met or are capable of being satisfied as of such time (the “End Date”), or if, after a meeting of National General stockholders is held, a Stockholder Approval is not obtained.

The Merger Agreement contains certain customary termination rights in favor of the Registrant, which are exercisable if (i) the National General Board makes a Company Adverse Recommendation Change (as defined in the Merger Agreement); (ii) National General fails to include the National General Board recommendation in the proxy statement in respect of the stockholder meeting, or (iii) National General breaches or fails to perform in any material respect a representation, warranty, or covenant resulting in the failure of a Registrant closing condition and there has been a failure to cure within the earlier of sixty days after National General has received notice of such breach and the End Date (“National General Uncured Breach”).

The Merger Agreement also contains certain customary termination rights in favor of National General, which are exercisable if (i) the Registrant or Merger Sub breaches or fails to perform in any material respect a representation, warranty, or covenant resulting in the failure of a National General closing condition and there has been a failure to cure within the earlier of sixty days after the Registrant has received notice of such breach and the End Date; or (ii) or, as discussed above, National General terminates the Merger Agreement in order to enter into any agreement with respect to a Superior Proposal.

National General would be obligated to pay the Registrant the Termination Fee, if the Agreement is terminated under any of the following circumstances: (i) National General terminates the Merger Agreement to enter into a definitive agreement to effect a Superior Proposal; (ii) the Registrant terminates the Merger Agreement because the National General Board makes a Company Adverse Recommendation Change or fails to include the National General Board recommendation in the proxy statement when mailed in respect of the stockholder meeting; or (iii) either the Registrant or National General terminates the Merger Agreement because National General fails to obtain the Stockholder Approval or the Transaction is not consummated by the End Date, or the Registrant terminates due to National General Uncured Breach, and (a) prior to such stockholder meeting, a Company Competing Proposal (as defined in the Merger Agreement) was announced and not withdrawn, and (b) within twelve months after termination, National General enters into a definitive agreement with respect to a Company Competing Proposal (or any transaction that if offered prior to the termination of the Merger Agreement would have constituted a Company Competing Proposal).

The above description of the Merger Agreement has been included to provide investors with summary information regarding its terms. It is not intended to provide any other factual information about the Registrant, National General or their respective subsidiaries and affiliates. The Merger Agreement has been filed herewith as Exhibit 2.1 and is incorporated herein by reference, and the description set forth above is qualified in its entirety by the full terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement, which were made only for purposes of the Merger Agreement and as of specified dates.  The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Registrant, National General or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Registrant’s or National General’s public disclosures.

Voting Agreement

As an inducement to the Registrant to enter into the Merger Agreement, certain significant stockholders of National General (the “Significant Stockholders”) entered into a Voting Agreement with the Registrant concurrently with the execution of the Merger Agreement (the “Voting Agreement”) pursuant to which, among other things, the Significant Stockholders generally agree to vote the Common Shares owned by them (beneficially or of record) (collectively, the “Subject Shares”) (a) in favor of the adoption of the Merger Agreement and (b) against (i) any amendment to the Company organizational documents or any other proposal which would prevent or materially delay, postpone, interfere with or otherwise adversely affect the consummation of Transactions, including the Merger, and (ii) any acquisition proposal or any agreement or transaction relating thereto or taken in connection therewith; provided, however if the National General Board changes its recommendation of the Transaction in accordance with the terms of the Merger Agreement, the aggregate number of the Subject Shares that are subject to the voting requirements will be reduced to represent 33% of the aggregate voting power of the Common Shares and the remainder of the Common Shares held of record or beneficially by the Significant Stockholders shall be voted on a proportionate basis with the other Company stockholders (as compared to the total outstanding Common Shares). The Voting Agreement and the obligations of the Significant Stockholders will terminate upon the earlier of (i) the consummation of the Merger, and (ii) the termination of the Merger Agreement in accordance with its terms.

The above description of the Voting Agreement has been included to provide investors with summary information regarding its terms. The Voting Agreement has been filed herewith as Exhibit 99.1 and the description set forth above is qualified in its entirety by the full terms and conditions of the Voting Agreement.

Item 7.01 — Regulation FD

On July 7, 2020, the Registrant and National General issued a joint press release announcing the Transaction. A copy of the press release is attached hereto as Exhibit 99.2.

The abovementioned exhibit is furnished and not filed, pursuant to Instruction B.2 of Form 8-K.

The Registrant will conduct a teleconference and webcast at 7:30 a.m. Central Time on Wednesday, July 8, to discuss the acquisition. The investor webcast can be accessed at www.allstateinvestors.com. A replay and downloadable audio file will be posted on the Registrant’s website shortly after the event ends.

No Solicitation

This Current Report on Form 8-K is not intended to and shall not constitute a solicitation of any vote of approval.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 7, 2020, by and among The Allstate Corporation, Bluebird Acquisition Corp. and National General Holdings Corp. (certain schedules and exhibits to the Agreement and Plan of Merger are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish to the Securities and Exchange Commission, upon request, a copy of any omitted schedule or exhibit).
99.1	Voting Agreement, dated as of July 7, 2020, among The Allstate Corporation and the persons set forth on Schedule A thereto.
99.2	Joint press release issued by Registrant and National General, dated July 7, 2020.
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ALLSTATE CORPORATION
(Registrant)
	By:	/s/ Daniel G. Gordon
	Name:	Daniel G. Gordon
	Title:	Vice President, Assistant General Counsel and Assistant Secretary

Date: July 8, 2020